Exhibit 99.1

VYNE Therapeutics Announces Development Program for FMX114 Combination Topical Gel for Mild-to-Moderate Atopic Dermatitis

Announces promising preclinical data on FMX114

Phase 2a clinical study in AD expected to begin in 3Q 2021 with top-line results by year end

Further details on FMX114, including clinical development plans, will be discussed on VYNE’s year end 2020 earnings call at 8:30am ET March 4

BRIDGEWATER, N.J., March 1, 2021 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”) today announced development plans for FMX114, a fixed combination of pan-JAK inhibitor tofacitinib and sphingosine 1-phosphate receptor modulator fingolimod in a topical gel for the potential treatment of mild-to-moderate atopic dermatitis (AD). FMX114, VYNE’s first product candidate designed to target AD, will be evaluated in a Phase 2a proof of concept study expected to begin in 3Q 2021.

“We are excited to announce VYNE’s newest therapeutic candidate FMX114,” said David Domzalski, Chief Executive Officer of VYNE. “FMX114 is a non-steroidal topical treatment that is designed to address the multi-factorial nature of AD by offering a fixed combination multimodal solution to disease management. Advancement of FMX114 supports our strategic objective of building a diversified pipeline of products to address unmet needs of patients. We look forward to initiating the planned Phase 2a clinical trial in Q3 this year with anticipated top-line results by year end.”

Proof of Concept Demonstrated in an Animal Model of AD

FMX114 was evaluated in a well-known nonclinical model in which dorsal depilated BALB-C mice are dosed with 100µl topical dinitrochlorobenzene (DNCB) solution to induce a type 2 inflammatory response in the skin with AD-like pathology. There was a 32-day induction phase followed by 7 days of both DNCB and investigational drug concomitant treatment. Two doses of FMX114 (0.6% tofacitinib + 0.01% fingolimod and 0.3% tofacitinib + 0.02% fingolimod) were compared with tofacitinib monotherapy, fingolimod monotherapy, triamcinolone (steroid) 0.1%, and DNCB control.

Key findings from the study:

•	Treatment with FMX114 0.6% tofacitinib + 0.01% fingolimod combination gel resulted in an 89% reduction in the modified atopic dermatitis index score (mADI) relative to the DNCB control group at day 7.

•	Both FMX114 doses had comparable efficacy to triamcinolone 0.1% cream, a product widely used in the treatment of AD.

•	Animal body weight was also evaluated to help determine tolerance to treatment. At day 7:

•	In both FMX114 treatment groups, the animals experienced body weight gains comparable to DNCB negative control and vehicle-treated healthy control animal groups.

•	Animals treated with triamcinolone 0.1% cream lost approximately 21% of their body weight compared to the animals treated with FMX114.

Conference Call and Live Webcast

VYNE management will host a conference call and live webcast with slides on Thursday, March 4, 2021, at 8:30 am Eastern Time to discuss the Company’s financial results for the year ended December 31, 2020 and provide a business update. Dr. Iain Stuart, Chief Scientific Officer of VYNE, will participate in the call to present preclinical data and outline development plans for FMX114 in AD.

Toll Free:	800-407-0784
International:	201-689-8560
Conference ID:	13715616
Webcast:	http://public.viavid.com/index.php?id=143225

FMX114 Development Timeline

VYNE expects to complete IND-enabling nonclinical safety studies for FMX114 by mid-year 2021. The Company intends to initiate a Phase 2a proof of concept clinical study in the third quarter of this year with top line results anticipated by the end of 2021.

About FMX114

FMX114 is a fixed combination of tofacitinib and fingolimod, formulated as a topical gel. As a pan-JAK inhibitor, tofacitinib inhibits phosphorylation and activation signal transducer and activator of transcription proteins (STATs) that act as primary initiators and propagators of Th2-mediated pro-inflammatory cytokine release in AD.1 Fingolimod, when converted to its phosphate form, inhibits activated inflammatory cells such as dendritic and langerhans cells from migrating between the lymph nodes and other tissues by binding to and modulating the activity of sphingosine 1-phosphate receptors (S1PR).2 Further, S1PR modulation with fingolimod imparts a direct effect on upregulating filaggrin and its byproduct natural moisturizing factor which are critical components in improving skin hydration and overall barrier function.3

1.Schwartz DM, Kanno Y, Villarino A, Ward M, Gadina M and O’Shea JJ, Nat Rev Drug Discov. 2017 Dec 28; 17(1):78

2. Czeloth N, Bernhardt G, Hofman F, Genth H and Forster R, J Immunol, 2005 Sep; 175(5): 2960-2967

3. Allende ML, Sipe LM, Tuymetova G, Wilson-Henjum KL, Chen W and Proia RL, J Biol Chem. 2013 Jun 21; 288(25): 18381–18391 and data on file at VYNE

About Atopic Dermatitis

Atopic dermatitis (also known as atopic eczema) is a chronic, pruritic inflammatory skin condition that typically affects the face, neck, arms, and legs. Atopic dermatitis can start in early infancy and can persist throughout a patient’s lifetime. It can have a wide-ranging impact on quality of life and there is a substantial burden from direct and indirect costs. Approximately 22 million people are diagnosed and treated for atopic dermatitis in the United States, of whom approximately 19 million are estimated to have mild to moderate disease. The cause of atopic dermatitis is not known but is believed to be due to an interaction between susceptibility genes, the environment, defective skin barrier function, and immunologic responses.

About VYNE Therapeutics Inc.

VYNE's mission is to improve the lives of patients by developing proprietary, innovative and differentiated therapies in dermatology and beyond.

With expertise in topical medicine innovation as a springboard, VYNE is working to develop and commercialize a variety of solutions using its topical formulation capabilities, including its proprietary Molecule Stabilizing Technology (MST)™, and has received FDA approval for AMZEEQ® (minocycline) topical foam, 4%, and for ZILXI® (minocycline) topical foam, 1.5%. For more information about our approved products, please see AMZEEQ’s Full Prescribing Information at AMZEEQ.com and ZILXI’s Full Prescribing Information at ZILXI.com.

For more information about VYNE Therapeutics Inc. or its investigational products, visit www.vynetherapeutics.com or follow VYNE on Twitter. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

646-889-1200

jallaire@lifesciadvisors.com

Andrew Saik

Chief Financial Officer

VYNE Therapeutics

908-731-6180

Andrew.Saik@vynetx.com

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the development of FMX114 or other VYNE product candidates and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the outcome and cost of preclinical and clinical trials for current and future product candidates; determination by the FDA that results from VYNE’s preclinical and clinical trials are not sufficient to support registration or marketing approval of product candidates; adverse events associated with the development and commercialization of FMX114 or VYNE’s approved products; the COVID-19 pandemic and its impact on our business operations and liquidity including our ability to progress a preclinical or clinical trial; the size of the atopic dermatitis market; the potential patient base and commercial potential of FMX114, VYNE’s approved products or any of VYNE’s other product candidates; risks of potential litigation by third-parties regarding infringement of third-party intellectual property; risks that VYNE’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; additional competition in the dermatology markets; risks related to our indebtedness; inability to raise additional capital on favorable terms or at all; VYNE’s ability to recruit and retain key employees; and VYNE’s ability to stay in compliance with applicable laws, rules and regulations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in VYNE’s subsequent filings with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.